Exhibit 99.1

CUBIC ENERGY INC. LETTERHEAD
---------------------------------------------------------------------------

PRESS RELEASE
-------------

For Immediate Release:  July 31, 2006
Website: www.cubicenergyinc.com
E-mail:  ir@cubicenergyinc.com



                  CUBIC ENERGY, INC. ANNOUNCES EQUITY PLACEMENT
                  ---------------------------------------------


DALLAS, TX - July 31, 2006 - Cubic Energy, Inc. (OTCBB:QBIK) ("Cubic" or the "Company") announced today that it has completed a $2.1 million private placement of equity. The transaction reflects the issuance of 3,000,000 common shares at $0.70/share and the issuance of warrants to purchase up to 1,500,000 common shares at an exercise price of $0.70/share.

Proceeds from this initial private placement will be used to fund the Company's share of the drilling and completion of the S.E. Johnson 19 No. 1, the Company's sixth Cotton Valley well, and for general working capital. Cubic expects the S.E. Johnson 19 No. 1 to spud in early August and take approximately 25 days to reach total depth of approximately 10,500 feet.

James L. Busby, Chief Financial Officer of Cubic, stated: "We are pleased to be drilling another Cotton Valley well in our Bethany Longstreet acreage and look forward to raising additional capital to continue our development program."

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.


                               Cubic Energy, Inc.
                         Tate Wallen, Investor Relations
                                  972-686-0369
                              ir@cubicenergyinc.com
                             www.cubicenergyinc.com


This press release includes statements, which may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies' products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the "Securities and Exchange Commission". By making these forward-looking statements, the companies undertake no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that the transactions and activities discussed in this press release will be consummated.